Exhibit 5.6

50 West Liberty Street Suite 750 Reno, Nevada 89501 Telephone 775.323.1601 Facsimile 775.348.7250

July 31, 2012

KB Home

10990 Wilshire Boulevard

Los Angeles, CA 90024

Re: KB Home 7.5 % Senior Notes due 2022

Ladies and Gentlemen:

We have acted as Nevada counsel at the request of KB Home, a Delaware corporation (the “Company”), on behalf of KB HOME Nevada Inc., KB HOME Reno Inc. and KB HOME Las Vegas Inc., each a Nevada corporation (collectively, the “Nevada Guarantors”), in connection with the Company’s offering of $350,000,000 in aggregate principal amount of the Company’s 7.5% Senior Notes due 2022 (the “Securities”), the offering of which was registered on its Registration Statement on Form S-3 (no. 333-176930), as amended (the “Registration Statement”). The offering is being made pursuant to the Underwriting Agreement dated July 24, 2012 (the “Underwriting Agreement”), by and among (i) the Company, (ii) the guarantors named therein and (iii) Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC, and Deutsche Bank Securities Inc., as representatives of the several underwriters named in Schedule B thereto. The Securities are to be issued pursuant to an Indenture dated as of January 28, 2004 (the “Base Indenture”), as amended and supplemented by a First Supplemental Indenture dated as of January 28, 2004 (the “First Supplemental Indenture”), a Second Supplemental Indenture dated as of June 30, 2004 (the “Second Supplemental Indenture”), a Third Supplemental Indenture dated as of May 1, 2006 (the “Third Supplemental Indenture”), a Fourth Supplemental Indenture dated as of November 9, 2006 (the “Fourth Supplemental Indenture”), a Fifth Supplemental Indenture dated as of August 17, 2007 (the “Fifth Supplemental Indenture”) and a Sixth Supplemental Indenture dated as of January 30, 2012 (the “Sixth Supplemental Indenture”; the Base Indenture, as amended and supplemented by the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture and the Sixth Supplemental Indenture, is hereinafter called the “Indenture”), each among the Company, the guarantors party thereto and U.S. Bank National Association (successor in interest to SunTrust Bank), as trustee, and will be guaranteed by each of the Nevada Guarantors pursuant to the Indenture.

July 31, 2012

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In connection with rendering this opinion, we have made such legal and factual examinations and inquiries and obtained such advice, assurances and certificates as we have deemed necessary or advisable under the circumstances in order to render this opinion including, but not limited to, an examination of originals or copies of the following:

(a) The Indenture;

(b) The Articles of Incorporation of Kaufman and Broad Reno, Inc. (now known as KB HOME Reno Inc.), filed with the Nevada Secretary of State on December 1, 1998; and Certificate of Amendment filed with the Nevada Secretary of State’s Office on August 31, 2004;

(c) The Code of Bylaws of Kaufman and Broad of Reno, Inc. (now known as KB HOME Reno Inc.) dated December 2, 1998;

(d) The Written Consent Resolution of the Directors of KB HOME Reno Inc. authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Securities;

(e) The Articles of Incorporation of KB HOME Las Vegas Inc. filed with the Nevada Secretary of State on February 11, 2010.

(f) The By-laws of KB HOME Las Vegas Inc., dated as of February 11, 2010;

(g) The Written Consent Resolution of the Directors of KB HOME Las Vegas Inc. authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Securities;

(h) The Articles of Incorporation of Kaufman and Broad of Nevada, Inc. (now known as KB HOME Nevada Inc.) filed with the Nevada Secretary of State on July 6, 1992, amended by Certificate of Amendment filed with the Nevada Secretary of State on January 17, 2001;

(i) The Code of Bylaws of Kaufman and Broad of Nevada, Inc. (now known as KB HOME Nevada Inc.) dated July 7, 1992, as amended July 1, 1997;

(j) The Written Consent Resolution of the Directors of KB HOME Nevada Inc. authorizing the execution, delivery and performance of its obligations under, and the consummation of the transactions contemplated by, the Indenture and the Underwriting Agreement, including the guaranty of the Company’s obligations under the Indenture and the Securities;

July 31, 2012

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(k) The Secretary’s Certificate of KB Home delivered to us in connection with the offering of the Securities;

(l) Certificates of Good Standing of the Nevada Guarantors dated as of July 12, 2012 issued by the Nevada Secretary of State;

(m) The Underwriting Agreement; and

(n) A photocopy of the executed global note representing the aggregate principal amount of all of the Securities.

In connection with this opinion, we have examined and relied upon the representations and warranties as to factual matters contained in and made pursuant to the Underwriting Agreement by the various parties and the Secretary’s Certificate, including as to the fact of delivery of the Indenture and the Underwriting Agreement, and upon originals or copies certified to our satisfaction of such records, documents, certificates, opinions, memoranda, and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

Our opinion is expressed only with respect to the laws of the State of Nevada.

On the basis of the foregoing, and subject to the General Qualifications set forth in Schedule A to this letter, the Assumptions set forth in Schedule B to this letter, and the Excluded Law and Legal Issues set forth in Schedule C to this letter, in reliance thereon, and with the foregoing qualifications, we are of the opinion that:

A. Each Nevada Guarantor is a corporation organized under the laws of the State of Nevada, has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Nevada and has power and authority as a corporation to enter into and perform its obligations under the Indenture.

B. The Indenture has been duly authorized, executed and delivered by each Nevada Guarantor.

Our opinions set forth above are limited to the matters expressly set forth in this opinion letter, and no opinion may be implied or inferred beyond the matters expressly stated. This opinion letter speaks only as to the law and facts in effect or existing as of the date hereof, and we undertake no obligation or responsibility to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law which may hereafter occur.

July 31, 2012

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We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder. Munger, Tolles & Olson LLP may rely on this opinion letter as if it were an addressee hereof on this date for the sole purpose of rendering its opinion letter to the Company relating to the offering of the Securities, as filed as an exhibit to the Company’s Current Report filed on Form 8-K or the Registration Statement.

Sincerely,

/s/ Parsons Behle & Latimer

PARSONS BEHLE & LATIMER

SCHEDULE A

GENERAL QUALIFICATIONS

The opinions in the letter to which this Schedule is attached (“our letter”) are subject to the qualifications as set forth in this Schedule A.

1. Bankruptcy and Insolvency Exception. Each of our opinions of our letter is subject to the effect of bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to creditors’ rights.

SCHEDULE B

ASSUMPTIONS

For purposes of our opinion letter, we have relied, without investigation, upon each of the following assumptions:

1. Each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine;

2. Each certificate obtained from a governmental authority relied on by us is accurate, complete and authentic and all relevant official public records to which each such certificate relates are accurate and complete; and

3. Each of the Nevada Guarantors’ bylaws and all amendments to each such documents have been adopted in accordance with all applicable legal requirements.

SCHEDULE C

EXCLUDED LAW AND LEGAL ISSUES

None of the opinions or advice contained in our opinion letter covers or otherwise addresses any of the following laws, regulations or other governmental requirements or legal issues:

1. Federal laws, including federal regulations;

2. Fraudulent transfer and fraudulent conveyance laws; and

3. Nevada State Securities (Blue Sky) laws.